THE ROYCE FUND
(ROYCE TECHNOLOGY VALUE FUND)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

        AMENDMENT TO INVESTMENT ADVISORY AGREEMENT for Royce Technology Value Fund (the "Series") made this 10th day of May, 2007, by and between The Royce Fund (the "Fund") and Royce & Associates, LLC (the "Adviser").

        The Fund and the Adviser hereby agree that Section 4 of the Investment Advisory Agreement for the Series is hereby amended, effective as of and from May 14, 2007, to read in its entirety as follows:

        "4.      Compensation of the Adviser. The Fund agrees to cause the Series to pay to the Adviser, and the Adviser agrees to accept as compensation for the services provided by the Adviser hereunder, a fee equal to 1.25% per annum of the first $2,000,000,000 of the Series' average net assets at the close of business on each day that the value of its net assets is computed during the year, 1.20% per annum of the next $2,000,000,000 of the Series' average net assets, 1.15% per annum of the next $2,000,000,000 of the Series' average net assets and 1.10% per annum of the Series' average net assets in excess of $6,000,000,000. However, the Fund and the Adviser may agree in writing to temporarily or permanently reduce such fee. Such compensation shall be accrued on the Series' books at the close of business on each day that the value of its net assets is computed during each year and shall be payable to the Adviser monthly, on the last day of each month, and adjusted as of year-end if required."

        All other terms of such Investment Advisory Agreement dated December 31, 2001 shall remain the same.

Dated this 10th day of May, 2007.
ROYCE & ASSOCIATES, LLC
By: /s/Charles M. Royce
Charles M. Royce President

THE ROYCE FUND
By: /s/Charles M. Royce
Charles M. Royce President

[Royce & Associates, LLC Letterhead]

May 11, 2007

The Royce Fund
1414 Avenue of the Americas
New York, NY 10019

Re: Fee Waiver and Expense Reimbursement - Royce Technology Value Fund (Service Class)

Gentlemen:

        Reference is made to the Investment Advisory Agreement dated December 31, 2001 (the "Agreement") by and between The Royce Fund (the "Fund") on behalf of Royce Technology Value Fund (the "Series") and Royce & Associates, LLC (the "Adviser").

        Notwithstanding the provisions of Section 4 (Compensation of the Adviser) of the Agreement, the Adviser hereby waives compensation for services provided by it under the Agreement for the calendar year ending December 31, 2007, and/or agrees to reimburse expenses relating to such calendar year to the Series with respect to the Class in an amount, if any, necessary so that the Series' "Annual Operating Expenses" for its Service Class of shares (the "Class") are not more than 1.69% of the Class' average net assets for such calendar year.

        The Adviser's obligations to reimburse the Series with respect to the Class hereunder will not apply for any period when the Adviser is not rendering services to such Series under the Agreement.

        The Series' "Annual Operating Expenses" for the Class means and will consist only of the following operating expenses of the Series for the Class that are, under generally accepted accounting principles, accruable and deductible from the Series' assets with respect to the Class for the calendar year involved: (i) investment advisory fees, if any; (ii) Rule 12b-1 distribution fees, if any; and (iii) custodian fees, shareholder servicing fees, administrative and office facilities expenses, professional fees, trustees' fees and any other operating expenses of the Series with respect to the Class that are recorded or includable in the Series' statement of operations in accordance with generally accepted accounting principles. Notwithstanding the provisions of the immediately preceding sentence, the Series' "Annual Operating Expenses" for the Class do not include interest and dividends on securities sold short, amortization of organization expenses, taxes, brokerage commissions, litigation and indemnification expenses or any costs or expenses of or for the Series with respect to the Class that are "extraordinary" as determined under generally accepted accounting principles (see Accounting Principles Board Opinion No. 30).

Very truly yours,
ROYCE & ASSOCIATES, LLC
By: /s/John D. Diederich John D. Diederich Chief Operating Officer
ACCEPTED: THE ROYCE FUND
By: /s/John D. Diederich John D. Diederich Vice President